EXHIBIT 10.1

AMENDMENT TO

PULP SUPPLY AGREEMENT

between

KIMBERLY-CLARK GLOBAL SALES, INC.

and

NEENAH PAPER, INC.

Made as of the 17th day of January 2006

AMENDMENT TO PULP SUPPLY AGREEMENT

This Amendment to Pulp Supply Agreement (this “Amendment”), is entered into as of the 17th day of January 2006, by and between Neenah Paper, Inc., a Delaware corporation (“Seller”) and Kimberly-Clark Global Sales, Inc., a Delaware corporation (“K-C”). Capitalized terms used, but not specifically defined, in this Amendment shall have the meanings ascribed to them in that certain Pulp Supply Agreement, dated as of November 30, 2004 (the “Supply Agreement”).

WITNESSETH

WHEREAS, Seller and K-C are parties to the Supply Agreement pursuant to which Seller agreed to sell and K-C agreed to purchase Pulp in the amounts and upon the terms and conditions set forth in the Supply Agreement; and

WHEREAS, Seller and K-C desire to amend the terms and conditions of the Supply Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, Seller and K-C agree to amend the Supply Agreement as follows:

ARTICLE ONE

AMENDMENTS TO SUPPLY AGREEMENT

1.01      2006 Obligations.

(a)   At K-C’s option, it may elect to reduce the Annual Supply Obligation and Annual Purchase Obligation for North American Softwood Pulp during the 2006 Contract Year, as set forth on Exhibit A of the Supply Agreement, from 360,000 ADMT to some lower amount but not less than 310,000 ADMT subject to the following limitations:

(i)            Prior to the execution of this Amendment, K-C shall deliver to Seller a written forecast (the “Initial Forecast”) which shall include the ADMT quantity of Pulp by which K-C has elected to reduce its 2006 Annual Purchase Obligation, an identification of each month in 2006 that K-C has elected to exercise its reduction option, and the ADMT quantity so reduced in each such month. The Initial Forecast shall be K-C’s best estimate of its Pulp needs, and shall be non-binding (and therefore, in the nature of a forecast under Sections 2.03 and 2.04 of the Supply Agreement); and

(ii)           Such Initial Forecast shall also include K-C’s good faith, non-binding estimate, for each month during 2006, of the quantity of K-C’s remaining 2006 Annual Purchase Obligation and the anticipated deliveries from each of Seller’s Pulp mills during each such month.

(b)   It is expressly understood and agreed by the parties that this reduction right is intended to assist the parties for planning purposes and is not to be utilized to leverage price changes in the marketplace.

1.02      Definitions.  Article 1 of the Supply Agreement is hereby amended to add the definitions contained in Sections 1.16 – 1.21 set forth below:

1.16         Force Majeure Event.  Any cause or event that is beyond the affected party’s immediate or reasonable control and which arises without its fault or negligence, including an act of God, war or threat of war, strike or other form of labor disturbances (but excluding a lock-out by the employer), fire, explosion, or other casualty, any law, restraint, rule, regulation or other governmental restriction, or by any Environmental/Safety Laws.

1.17         Force Majeure Period.  The period of time beginning on the first day that a Force Majeure Event prevents a party from performing its obligations hereunder and ending on the date that such event no longer prevents the applicable party from performing its obligation hereunder.  In the event of a Force Majeure Event affecting Seller’s ability to perform its obligations, hereunder, the commencement date of such Force Majeure Period shall be the day of the month on which Seller is no longer able to ship Pulp to K-C in accordance with the K-C forecast in effect on the date of Seller’s Force Majeure Notice.

1.18         Force Majeure Notice.  A written notice given by one party to the other pursuant to Section 9.01 that (a) specifies the Force Majeure Event that prevents the affected party from timely performing its obligations under this Agreement, (b) quantifies, to the extent practicable, the quantities of Pulp that the affected party expects to be able to deliver or purchase during the Force Majeure Period, and (c) provides the affected party’s best estimate under the circumstances of when the Force Majeure Period commenced or will commence and when the Force Majeure Period will end, each to the best knowledge of the party providing the Force Majeure Notice.

1.19         Resumption Notice.  A written notice given by a party who has previously given a Force Majeure Notice stating that the Force Majeure Event has ended and that such party is no longer prevented from performing its obligations under this Agreement because of the Force Majeure Event. The Resumption Notice shall specify the quantities of Pulp and the date on which purchases and sales of such quantities of Pulp previously affected by the Force Majeure Event will be available for purchase and sale, and the amount of the Annual Supply Obligation and the Annual Purchase Obligation for the remainder of the Contract Year in which the resumption date occurs.

1.20         Step-down Notice.  A written notice given by K-C pursuant to Section 9.01(e).

1.21         Reduction Notice.  A written notice given by Seller pursuant to Section 6.05.

1.03      Force Majeure.  Section 9.01 of the Supply Agreement is hereby superseded and replaced with the following:

9.01         Force Majeure.

(a)           If either party is prevented or delayed in the performance of its obligations under this Agreement because of a Force Majeure Event, then the obligations of the parties to sell and deliver or to purchase and receive Pulp shall be reduced or canceled during the Force Majeure Period with regard to the quantity of Pulp which cannot be delivered or purchased as a direct consequence of such event.

(b)           During the continuance of any one or more Force Majeure Event(s) impairing Seller’s ability to perform, Seller shall offer available supplies first to its long term contract customers, including K-C, and shall allocate to K-C quantities not less than that quantity determined by multiplying K-C’s percentage of such total long term contract amounts by the total available supply. During the continuance of any one or more Force Majeure Event(s) impairing K-C’s ability to accept or utilize Pulp, K-C’s obligations to purchase Pulp shall be reduced by such quantity as K-C shall be unable to accept or utilize.

(c)           Quantities which Seller is unable to deliver by reason of a Force Majeure Event shall be deducted from K-C’s Annual Purchase Obligation and Seller’s Annual Supply Obligation. If a Force Majeure Event shall prevent a party from performing its obligations under this Agreement for more than twelve (12) months, the other party may, upon written notice, terminate this Agreement as to that portion affected by the Force Majeure Event.

(d)           The party affected by a Force Majeure Event shall promptly provide the other party with a Force Majeure Notice. During the Force Majeure Period, the parties will regularly communicate with each other about the progress, if any, that has been made in resolving the Force Majeure Event. Subject to Section 9.01(e) below, the parties shall cooperate to the extent commercially reasonable for the orderly resumption of the purchase and sale of Pulp following the end of the Force Majeure Period. Upon receipt of a Resumption Notice, the parties shall, subject to the provisions of Section 9.01(e) hereof, promptly endeavor to agree as appropriate upon quarterly estimates pursuant to Section 2.03 and K-C shall provide Seller with Delivery Schedules pursuant to Section 2.06.

(e)           If Seller provides K-C with a Force Majeure Notice, then, until such time as Seller provides K-C with a Resumption Notice, K-C may at its option seek alternative sources of Pulp, including entering into supply and purchase agreements for such Pulp with third party producers.  The parties recognize that because the date on which a Force Majeure Event is concluded is not predictable, it is possible that Seller will be able to begin manufacturing and shipping Pulp to K-C at a time when K-C has outstanding commitments to purchase Pulp from other producers (“Third Party Pulp”) and, accordingly, may not immediately need the additional Pulp that Seller is then able to produce. Accordingly, if Seller provides K-C with a Force Majeure Notice with respect to its Terrace Bay, Ontario pulp operations (“Terrace Bay”), then at K-C’s option, it may elect, on one occasion only, to reduce its Annual Purchase Obligation(s) from Seller’s Terrace Bay mill by up to 80,000 ADMT (the “Resumption Reduction Quantity”)

for the year or years in which it takes delivery of such Third Party Pulp.  K-C may exercise this option by giving Seller a Step-down Notice within ten (10) days following its receipt of the Resumption Notice. The Step-down Notice shall identify the aggregate amount of Pulp to be reduced from the applicable Annual Supply Obligation(s), the months when K-C expects to take delivery of the Third Party Pulp, and the resulting amount of Pulp during such months that K-C expects to take delivery from Seller under this Agreement; provided, however, in order to ensure a orderly and efficient resumption of production at Seller’s Terrace Bay mill, any such Step-down Notice (and the obligations of K-C to purchase and receive Pulp and the obligations of Seller to sell and deliver Pulp from Seller’s Terrace Bay mill) shall, unless the parties otherwise agree in writing, be in accordance with the periods and quantities set forth in the following table (provided in all events that the aggregate reduction may not exceed 80,000 ADMT):

Months After the Date of Resumption Notice	Required Purchases/Sales Per Month of Terrace Bay Pulp

1	0 ADMT

2	0 ADMT

3	0 ADMT

4	up to 5,000 ADMT

5	not less than 10,000 ADMT

6	not less than 15,000 ADMT

Succeeding Months	not less than the average monthly ADMT purchase quantity needed to fulfill K-C’s Annual Purchase Obligation(s)

Any reduction in the Annual Purchase Obligation pursuant to this Section 9.01(e) shall reduce the Annual Supply Obligation by an equal amount.

(f)            If a Force Majeure Event occurs involving Seller’s Terrace Bay pulp operations but not its Pictou, Nova Scotia pulp operations (“Pictou”) and to the extent that during the Force Majeure Period, K-C requests that Seller supply Pulp from Pictou to delivery points that are customarily supplied from Terrace Bay, the parties acknowledge that the freight and other shipping costs to be incurred by Seller under Section 4.03 could be higher because Pictou is further from some delivery points than is Terrace Bay.  In order to create an incentive for K-C to plan purchases of Third Party Pulp in a manner that will result in lower freight and shipping costs under Section 4.03, Seller will make a payment to K-C and K-C will make a payment to Seller, in the amounts and on the terms and conditions set forth below:

(i)            Definitions.

A.    Group I Delivery Points means Chester, Pennsylvania; Mobile, Alabama; Huntsville, Ontario; and New Milford, Connecticut;

B.    Group II Delivery Points means Beech Island, South Carolina; Jenks, Oklahoma; Corinth, Mississippi; and All European Delivery Points;

C.    Group I Base Line means 40% of Pictou Pulp tonnage shipped to all K-C delivery points during a Freight Agreement Period;

D.    Group II Base Line means 46% of Pictou Pulp tonnage shipped to all K-C delivery points during a Freight Agreement Period; and

E.     Freight Agreement Period means each period following a Force Majeure Event that begins on the first day of a Force Majeure Period with respect to Seller’s Terrace Bay mill and ends six (6) months after the end of such Force Majeure Period, unless the parties otherwise agree in writing.  If, as a result of a Reduction Notice, Terrace Bay ceases supplying Pulp to K-C delivery points and Pictou resumes the delivery of Pulp to K-C delivery points formerly supplied by Terrace Bay, the Freight Agreement Period shall begin again on the date that Terrace Bay ceases supplying Pulp to K-C delivery points and shall continue in effect during the remaining term of the Supply Agreement.

(ii)           During any Freight Agreement Period:

A.    If Seller’s Pictou mill ships more tons to Group I Delivery Points than the Group I Base Line, then Seller will pay K-C $8.00/ADMT for each ton in excess of the Group I Base Line;

B.    If Seller’s Pictou mill ships less tons to Group I Delivery Points than the Group I Base Line, then K-C will pay Seller $8.00/ADMT for each ton less than the Group I Base Line;

C.    If Seller’s Pictou mill ships more tons to Group II Delivery Points than the Group II Base Line, then K-C will pay Seller $8.00/ADMT for each ton in excess of the Group II Base Line; and

D.    If Seller’s Pictou mill ships less tons to Group II Delivery Points than the Group II Base Line, then Seller will pay K-C $8.00/ADMT for each ton less than the Group II Base Line.

(iii)          Such amounts shall be due and payable within thirty (30) days after the end of each calendar quarter (i.e., March 31, June 30, September 30 and December 31) during a Freight Agreement Period.

(iv)          In no event will any payments made under this Section 9.01(f) by either party to the other party exceed $1,300,000 in any four (4) consecutive calendar quarters.

1.04         Bale Finishing.  The first sentence of Section 5.04 of the Supply Agreement is amended to read as follows:

“For North America, Seller will use commercially reasonable best efforts to work with K-C to develop and supply wireless bales meeting K-C technical and transportation requirements no later than June 1, 2006 at Seller’s Pictou mill and no later than June 1, 2007 at Seller’s Terrace Bay mill”.

1.05         Partial Termination.  A new Section 6.05 is hereby added to read as follows:

6.05         Partial Termination. Seller may at any time prior to June 30, 2007 elect to permanently reduce its Annual Supply Obligation by giving K-C a Reduction Notice. The Reduction Notice shall specify the Effective Date of the reduction, the amount of the reduced Annual Supply Obligation for softwood Pulp, and shall reduce the Annual Supply Obligation for hardwood Pulp to zero. The Reduction Notice shall be subject to the following limitations:

(a)           Without K-C’s written consent, the Annual Supply Obligation for softwood Pulp may not be reduced below the amounts set forth on the attached Schedule A.

(b)           Without the prior written consent of K-C, the Effective Date of the reduction may not be less than one hundred and eighty (180) days after the date of the Reduction Notice. Notwithstanding such one hundred and eighty (180) day period, at the request of Seller, K-C shall exercise commercially reasonable efforts to purchase Pulp from third party producers as promptly as possible so as to enable the Effective Date to occur earlier than stated in the Reduction Notice. To this end, K-C shall regularly communicate with Seller regarding its efforts to purchase Pulp from third party producers and will provide Seller with such other information regarding such efforts as the parties may reasonably agree upon. Nothing herein shall obligate K-C to disclose to Seller any information that K-C deems to be confidential or proprietary in the exercise of K-C’s reasonable commercial judgment, or that is subject to a confidentiality agreement with a third party.

Any reduction in the Annual Supply Obligation pursuant to this Section 6.05(b) shall reduce the Annual Purchase Obligation by an equal amount.

(c)           To the extent permitted by applicable law, rule, regulation or disclosure obligation, as determined in the sole discretion of Seller, the Reduction Notice will be provided to K-C no less than thirty (30) days prior to any public disclosure of the event, circumstance or reason for the giving of the Reduction Notice.

(d)           Without the prior written consent of K-C, no Reduction Notice may be sent prior to December 1, 2006 unless accompanied by (i) a legal opinion in form and substance, from McDermott, Will & Emery or another law firm with a national reputation for a federal tax practice, acceptable to K-C in its sole discretion who will act as counsel to K-C for the purposes of such opinion, to the effect that any actions to be taken by Seller with respect to its Terrace Bay pulp mill in connection with the submission of the Reduction Notice will not adversely affect the tax-free nature of the transactions described in the private letter ruling issued by the Internal Revenue Service (“IRS”) to Kimberly-Clark Corporation and dated September 15, 2004 (the “Private Letter Ruling”); (ii) a private letter ruling from the IRS that (A) approves a change in the “active trade or business” under the existing Private Letter Ruling from Seller’s Terrace Bay mill to another entity or business of Seller and (B) does not otherwise adversely affect the tax-free nature of the transactions described in the Private Letter Ruling, or (iii) a private letter ruling from the IRS which would otherwise establish that the actions to be conducted by Seller in connection with the submission of the Reduction Notice will not adversely affect the tax-free nature of the transactions described in the Private Letter Ruling. At the request of Seller, K-C will cooperate with and support Seller’s reasonable efforts (and K-C agrees to undertake to engage the support and cooperation of Kimberly-Clark Corporation), on a timely basis, to obtain the legal opinion or the private letter rulings described in subparagraphs (i), (ii) and (iii) above; provided that Seller shall be responsible for, and shall promptly reimburse K-C for, all reasonable fees and expenses of K-C and/or Kimberly-Clark Corporation incurred by them in connection with any such requested cooperation.

(e)           It is expressly understood and agreed between the parties that during the period of time between the delivery date and the Effective Date of the Reduction Notice, Seller may satisfy its obligation to supply Pulp under the Supply Agreement by supplying Pulp purchased from third parties that meets the Specifications and the provisions of Sections 9.02 and 9.03 and Articles 3 and 11 of the Supply Agreement.

ARTICLE TWO

MISCELLANEOUS

2.01         No Other Amendments. Except as expressly amended pursuant to this Amendment, the Supply Agreement remains in full force and effect.

2.02         Waiver of Breach. No waiver of breach or non-performance of any of the provisions of this Agreement shall be construed as a waiver of any succeeding breach or non-performance of the same or any other provision.

2.03         Severability of Provisions. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable under law, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.04         Headings.  Article and section headings used in this Amendment are for the purpose of reference only and shall not be considered in construing this Agreement.

2.05         Entire Agreement.  The Supply Agreement, as amended by this Amendment, constitutes the entire agreement between the parties related to the subject matter hereof, and cancels and supersedes all prior or contemporaneous agreements, whether oral or written, relating to the subject matter of the Supply Agreement.

2.06         Counterparts.  This Amendment may be executed by the parties in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

2.07         Tax Sharing Agreement. Nothing in this Amendment, and no actions taken by any party pursuant to the terms of or as contemplated by this Amendment, is intended to alter in any way the respective obligations of Seller and Kimberly-Clark Corporation under that certain Tax Sharing Agreement, dated as of November 30, 2004 (the “Tax Agreement”). Without limiting the foregoing, Seller acknowledges that K-C’s entering into this Amendment, its and Kimberly-Clark Corporation’s cooperation with Seller as may be requested or mandated by the terms of this Amendment, and any other actions taken by K-C or Kimberly-Clark Corporation in connection with the terms of this Amendment shall not constitute a consent to any action by Seller that is contrary to the terms of Section 8(b) of the Tax Agreement or a waiver of any of Kimberly-Clark Corporation’s rights under the Tax Agreement including, without limitation, the provisions of Section 8(b) thereof.

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Remainder of Page Intentionally Left Blank

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IN WITNESS WHEREOF, this Agreement has been executed in multiple counterparts by the duly authorized representatives of the parties as of the date first written above.

NEENAH PAPER, INC.		KIMBERLY-CLARK GLOBAL SALES, INC.

By:	/s/ SEAN T. ERWIN	By:	/s/ DANNY M. SMITH
	Sean T. Erwin, Chairman of the Board,		Danny M. Smith, Vice President
President and Chief Executive Officer

SCHEDULE A

to

Amendment to Pulp Supply Agreement

between Kimberly-Clark Global Sales, Inc. and Neenah Paper, Inc.

NORTH AMERICAN AND EUROPEAN ANNUAL SOFTWOOD PULP PURCHASE
OBLIGATIONS, SUPPLY OBLIGATIONS, DELIVERY POINTS AND TRANSPORTATION
TERMS FOLLOWING THE EFFECTIVE DATE OF A REDUCTION NOTICE

NORTHERN BLEACH SOFTWOOD KRAFT (NBSK)

Contract Year*	Annual Purchase Obligation (K-C)	Annual Supply Obligation (Seller)

2006	235,000 ADMT	235,000 ADMT

2007†	235,000 ADMT	235,000 ADMT

2008	215,000 ADMT	215,000 ADMT
and all subsequent Contract Years

Phase Down Year 1	165,000 ADMT	165,000 ADMT

Phase Down Year 2	101,000 ADMT	101,000 ADMT

*The prorated tonnage for any Contract Year during which a Reduction Notice becomes effective shall be determined by multiplying the applicable Annual Purchase/Supply tonnage for such Contract Year by a fraction the numerator of which is the number of days from and including the Effective Date through the last day of such Contract Year and the denominator of which is 365.

† Seller shall use its commercially reasonable best efforts so that, as of January 1, 2007, each K-C mill shall receive pulp solely from one Seller mill; provided, however, following the Effective Date of a Reduction Notice, each K-C mill shall receive Pulp solely from Seller’s Pictou mill.

Delivery Points and Transportation Terms for K-C North America

Beech Island, SC

Huntsville, Ontario

Mobile, AL

Jenks, OK

Chester, PA

Loudon, TN

Corinth, MS

New Milford, CT

Owensboro, KY

Marinette, WI

Cellu-Tissue Mills*

Schweitzer-Mauduit Lee, MA*

All transportation costs to above delivery points to be paid by Seller.

*Solely for fiber needs related to K-C products.

Delivery Points and Transportation Terms for K-C Europe

Europe (can only be supplied by Seller’s Pictou Mill)
Duffel	CIF* Flushing
Northfleet	CIF* Northfleet
Barrow	CIF* Northfleet/Barrow
Rouen	CIF* Rouen
Salamanca	CIF* Santander
VSE	CIF* Rouen

* As defined according to INCOTERMS 2001(or applicable latest edition).

END OF SCHEDULE A